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                                                                  EXHIBIT 10.22

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT made and entered into as of March 18, 1997, by and between CyberGuard Corporation (the "Company"), and David R. Proctor, an individual residing in Travis County, Texas (the "Consultant");

         WHEREAS, subject to the terms and conditions hereinafter set forth, the Company wishes to retain the services of the Consultant, and the Consultant is willing to provide consulting services to the Company.

         NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Engagement and Term. Subject to the provisions for termination hereinafter set forth, the Company hereby engages the Consultant, and the Consultant hereby accepts such engagement by the Company, as a consultant, on the basis as an independent contractor, for a term commencing on the date hereof, continuing through a period of one year and renewable on the anniversary date each year thereafter, by the mutual agreement of both parties herein or until termination by either party as defined by the terms'of "Termination of Agreement" below (the "Term").

2. Duties. During the Term, the Consultant shall perform such services and complete such duties as are assigned to him by the Chief Executive Officer (CEO) of the Company. Acting in the capacity of Assistant to the CEO, Consultant will provide services to CyberGuard's Austin Division, TradeWave Corporation, at approximately three quarters of time per week for nine months from commencement of this agreement, then one half of time per week beyond nine months. Further, Consultant will provide services to CyberGuard Corporate at one quarter time per week for three months from commencement of agreement, and then as available depending on requirements of TradeWave Corporation. The Consultant will be available to provide all such services on a near full-time basis.

3. Fees and Expenses. For the due and faithful performance of the services contemplated by this Agreement, the Company will pay to the Consultant during the Term a fee in the amount of $500.00 per day ("the Daily Feel,), payable on a monthly basis. The Company will reimburse the Consultant for his reasonable and necessary business expenses for travel related to the performance of duties herewith which occur outside the Travis County, Texas, area. In support of hours worked and expenses to be reimbursed, consultant will submit monthly billing/invoice documents. Further, the Consultant will receive an immediate and unconditional Stock Option grant of fifteen thousand (15,000) shares of CyberGuard Corporation stock, at a date of grant exercise price as of the date of the related Option Agreement ("First Option"). Vesting of the First Option shall be in 4 equal increments of 3750 shares commencing quarterly on July 1, 1997. Up to an additional fifteen thousand shares will vest on the one year anniversary date of this Agreement, with the same date of grant exercise price as the First Option, conditional on agreed-upon performance achievement criteria, to be mutually agreed upon by the Company and the Consultant (the "Second Option"; the First Option and the Second Option are sometimes hereinafter referred to collectively as the "Options"). All Options expire in three years or as otherwise stated in section 4, below (dealing with Option expiration upon termination of this Agreement).

4. Termination of Agreement. Notwithstanding any other provision of this Agreement to the contrary, the Consultant's engagement hereunder and fees shall terminate and cease to accrue forthwith upon the first to occur of the following (the "Termination Date"):


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   a)       if Consultant is offered a position as a full time employee of the
   Company or any successor to the Company (including a successor by acquisition of substantially all the Company's assets), then the Termination Date shall occur upon the first day of such employment or the first day on which the Consultant rejects such offer of employment (a rejection shall be deemed to include a failure by Consultant to accept the offer of employment within the time period set forth in such offer), in which case, the Consultant shall be paid at the rate of the Daily Fee through Termination Date;

   b) the Termination Date shall occur upon notice of termination being given to such Consultant by the Company and

   c) the Termination Date shall occur immediately if at anytime the Consultant resigns, in which event the Consultant shall be paid through the date of such resignation at the rate of the Daily Fee.

If the Company should terminate this Agreement prior to April April 1, 1998, then (i) in the event that Consultant contemporaneously is offered an employment position with the Company and accepts such position, the Options shall continue; (ii) in the event that the Consultant does not become an Employee of the Company, the Option shall terminate except for any vested options and the prorated portions of any non-vested Options, which vested Options shall survive the termination of this Agreement for one year.

5. Integration. This Agreement constitutes and expresses the entire agreement of the parties with respect to the subject matter hereof and supersedes and cancels all prior negotiations, discussions, agreements and understandings relating to such subject matter. This Agreement may not be modified or amended except by an instrument in writing executed by both parties hereto.

6. Independent Contractor. The Consultant shall be and remain only an independent contractor. Nothing contained herein shall be deemed or construed to create an employer/employee relationship. The Consultant shall not be eligible to participate in any benefit plans, programs or arrangements made available to employees of the Company.

7. Notices. All required or permitted notices, requests, demands and other communications hereunder shall be in writing and shall be deemed effectively given on the day of delivery if delivered by hand, or on the third day after mailing if mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

                     (a)    if to the Company, to:

                     Robert L. Carberry, CEO 2101 West Cypress Creek Road Fort Lauderdale, Florida 33309-1892

                     or subsequent forwarding addresses.

                     (b)    to the Consultant, to:

                     David R. Proctor
                     17 Cousteau Lane
                     Austin, Texas 78746



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                         or subsequent forwarding addresses

Such addresses may be changed by written notice sent to the other party at the last recorded address of that party.

8. Insider Trading provisions. Based upon the consultant's position as a Director on the Company's Board, the Consultant agrees to abide by the provisions of the Company's Insider Trading Policy as it relates to the sale of the Stock Option grants referenced in 3) above.

9.       Miscellaneous.

a) The invalidity or unenforceability of any particular provisions of this Agreement shall not affect the other provisions hereof; and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

b) This Agreement shall be construed in accordance with the laws of the State of Texas other than the conflict of laws provisions of such laws.


c) This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors, and assigns and shall not be assignable by either party, except upon prior written consent by both parties to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                                 CYBERGUARD CORPORATION

                                                 By:
                                                 Chairman, President & CEO

                                                 Consultant:
                                                 David Proctor

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